                                                                  Exhibit 3.3(n)

                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                            BEAZER HOMES TEXAS, L.P.

            This Certificate of Limited Partnership of Beazer Homes Texas, L.P. (the "Limited Partnership") is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (6 Del. C. ss.17-101, et seq.).

            1. The name of the Limited Partnership is "Beazer Homes Texas,
      L.P.".

            2. The address of the Limited Partnership's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The Limited Partnership's registered agent at that address is The Corporation Trust Company.

            3. The name and business address of the sole general partner is Beazer Homes Texas Holdings, Inc., a Delaware corporation, c/o Beazer Homes USA, Inc., 5775 Peachtree Dunwoody Road, Suite C-550, Atlanta, Georgia 30342.

            IN WITNESS WHEREOF, the undersigned, as the sole general partner of the Limited Partnership, has caused this Certificate of Limited Partnership to be duly executed this 26th day of March, 1996.

                                       BEAZER HOMES TEXAS HOLDINGS, INC.
                                             GENERAL PARTNER


                                       By:    /s/ David S. Weiss
                                       Name:  David S. Weiss
                                       Title: Executive Vice President and CFO